Exhibit 2.1

SHARE ACQUISITION AGREEMENT

RELATING TO THE ACQUISITION OF THE
CAPITAL STOCK OF

REAL MEDIA KOREA CO., LTD.
(A CORPORATION FORMED UNDER
THE LAWS OF THE REPUBLIC OF KOREA)

BY

24/7 REAL MEDIA, INC.
(A DELAWARE CORPORATION),

Through its wholly owned subsidiary,
REAL MEDIA, INC.
(A DELAWARE CORPORATION)

DATED AS OF DECEMBER 16, 2003

Table of Contents

1. Definitions.
1.1	Definitions.
1.2	Interpretation.
2. Closing.
2.1	Purchase and Sale.
2.2	Time and Place of Closing.
2.3	Closing Date Cash Payments by Buyer.
2.4	Closing Date Stock Payments by Buyer.
2.5	Additional Stock Payment.
2.6	Closing Deliveries by Selling Shareholders.
2.7	Other Items to be Delivered at Closing.
3. Representations and Warranties.
3.1	Representations and Warranties of the Company.
3.2	Representations and Warranties of the Selling Shareholders.
3.3	Representations and Warranties of Buyer.
4. Covenants.
4.1	Conduct of Business by the Company.
4.2	Consents, Approvals; Taking of Necessary Action.
4.3	Existing Contracts and Other Liabilities.
4.4	Expenses.
4.5	Transfer of Business.
4.6	Lock-Up Restrictions.
4.7	Registration Rights Agreement.
4.8	Disclosure of Certain Matters.
4.9	Public Announcements.
4.10	Confidentiality.
4.11	Selling Shareholder Release.
4.12	Legends.
4.13	Removal of Legends and Transfer Restrictions.
4.14	Post Closing Access.
4.15	Audited Financial Statements.
4.16	Tax Covenants.
4.17	Further Assurances.
5. Closing Deliveries of Buyer.
5.1	Purchase Price.
5.2	Intentionally Omitted.
5.3	Legal Opinion.
5.4	Corporate Existence.

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5.5	Transaction Documents.
6. Closing Deliveries of the Company and the Selling Shareholders.
6.1	RMK Share Certificates.
6.2	Share Registry.
6.3	Resignations.
6.4	Legal Opinions.
6.5	Employment Agreement.
6.6	Transaction Documents.
6.7	Corporate Existence.
7. Indemnification.
8. Closing Conditions.
8.1	Conditions to the Obligations of Each Party.
8.2	Additional Conditions to Obligations of Buyer.
8.3	Additional Conditions to Obligations of the Company and the Selling Shareholders.
9. Miscellaneous.
9.1	Selling Shareholders’ Agent.
9.2	Assignment.
9.3	Complete Agreement.
9.4	Modifications, Amendments and Waivers.
9.5	Notices.
9.6	Specific Performance.
9.7	Governing Law; Arbitration; Venue; Waiver of Jury Trial.
9.8	Disputes.
9.9	Termination.
9.10	Severability.
9.11	Counterparts; Facsimile Signatures.
9.12	Parties in Interest.
9.13	Delays or Omissions.
9.14	Remedies.

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EXHIBITS

Exhibit A	Schedule of Selling Shareholders
Exhibit B	Lock-Up Restrictions
Exhibit C-1	Representations and Warranties of the Company
Exhibit C-2	Representations and Warranties of the Selling Shareholders
Exhibit D	Representations and Warranties of Buyer
Exhibit E	Indemnification Provisions
Exhibit F	Escrow Agreement
Exhibit G	Registration Rights Agreement
Exhibit H-1	Company Disclosure Schedule
Exhibit H-2	Shareholder Disclosure Schedule
Exhibit I	Intentionally Omitted
Exhibit J-1	Intentionally Omitted
Exhibit J-2	Legal Opinion of Korean Counsel to Company and Selling Shareholders
Exhibit K	Form of Stock Power
Exhibit L	U.S. Financial Statements Side Letter
Exhibit M	RMK ESOP Side Letter
Exhibit N-1	Company Representative Director’s Certificate
Exhibit N-2	Buyer Secretary’s Certificate
Exhibit O	Form of CSC Appointment of Agent Agreement

iii

SHARE ACQUISITION AGREEMENT

THIS SHARE ACQUISITION AGREEMENT is made as of December 16, 2003 by and between 24/7 REAL MEDIA, INC., a Delaware corporation (“Buyer”) (through its wholly owned subsidiary Real Media, Inc., a Delaware corporation), REAL MEDIA KOREA CO., LTD., a corporation formed under the laws of the Republic of Korea (the “Company”) and the shareholders of the Company named on the signature page hereto (collectively, the “Selling Shareholders”).

W I T N E S S E T H:

WHEREAS, the Selling Shareholders are the owners of approximately 90.4% of the issued and outstanding shares (the “RMK Shares”) of capital stock of the Company; and

WHEREAS, Buyer is the owner of approximately 8.7% of the issued and outstanding shares of the Company; and Buyer desires to purchase from Selling Shareholders, and Selling Shareholders desire to sell to Buyer, all of the RMK Shares owned by the Selling Shareholders in accordance with the terms and conditions of this Agreement.

THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth in this Agreement, Buyer and the Selling Shareholders agree as follows:

1.                                      DEFINITIONS.

1.1                               DEFINITIONS.

For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

“Accounts Receivable” means all accounts, contract rights, instruments, loans, advances, extensions of credit, chattel paper and other amounts due from customers, employees of, or suppliers or vendors to, the Company, or any other third party whether secured or unsecured, and whether now existing or hereafter arising, prior to Closing.

“Acquisition Proposal” means a proposal or offer (other than pursuant to this Agreement) for a tender or exchange offer, merger, consolidation or other business combination involving, or any proposal to acquire in any manner a substantial equity interest in, the Company or any or all or substantially all of the Assets.

“Affiliate” means, with respect to a particular party, a Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by or is under common Control with such party, as well as any officers, directors and majority-owned entities of that party and of its other Affiliates.

“Agreement” means this Agreement (including, without limitation, the Exhibits and Disclosure Schedules hereto), as each may be amended, restated, supplemented or modified from time to time.

“Assets” means all of the assets, properties, goodwill and rights of every kind and description, real and personal, tangible and intangible, wherever situated and whether or not reflected in the most recent Financial Statements, that are owned or possessed by the Company.

“Balance Sheet” means the balance sheet of the Company as of September 30, 2003 that is included in the U.S. Financial Statements

“Balance Sheet Date” means September 30, 2003, the date of the Balance Sheet.

“Bankruptcy Event” means any of the following events: (a) the Company commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company; (b) there is commenced against the Company any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Company is adjudicated insolvent or bankrupt, or any order of relief or other order approving any such case or proceeding is entered; (d) the Company suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Company makes a general assignment for the benefit of creditors; (f) the Company fails to pay, or states that it is unable to pay or is unable to pay, its debts generally as they become due; (g) the Company calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (h) the Company, by any act or failure to act, indicates its consent to, approval of or acquiescence in, any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Business” means (i) with respect to the Company, the Company’s entire business, operations and facilities as and to the extent the same exist or are undertaken or conducted as of the date of this Agreement and (ii) with respect to Buyer, the business, operations and facilities of Buyer described in the SEC Reports.

“Buyer Common Stock” means shares of common stock, par value $0.01 per share, of Buyer.

“Buyer Financial Statements” is defined in Section 6.2 of Exhibit D attached hereto.

“Buyer Group” is defined in Section 2.1 of Exhibit E attached hereto.

“Charter Documents” means an entity’s certificate or articles of incorporation, certificate defining the rights and preferences of securities, articles of organization, general or limited partnership agreement, certificate of limited partnership, bylaw or similar document governing the entity.

“Closing” is defined in Section 2.2.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Assets” is defined in Section 10 of Exhibit C-1 attached hereto.

“Company Consents” is defined in Section 2.2 of Exhibit C-1 attached hereto.

“Company Contracts” is defined in Section 15.2 of Exhibit C-1 attached hereto.

“Company Disclosure Schedule” means the disclosure schedule delivered to Buyer on the date hereof and attached hereto as Exhibit H-1, which shall be arranged in sections corresponding to the numbered and lettered sections contained in Exhibit C-1, and the disclosure in any such numbered and lettered section of the Company Disclosure Schedule shall qualify the corresponding section in Exhibit C-1 and any other section in Exhibit C-1 with respect to which it is apparent that such disclosure, on its face, also relates.

“Confidential Information” means any confidential information or Trade Secrets of the Company, including personnel information, know-how and other technical information, customer lists, customer information and supplier information.

“Contract” means any written or oral contract, agreement, lease, note, mortgage, indenture, instrument, or other commitment that is binding on any Person or its property under applicable law.

“Control”  (including the terms “Controlling,” “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  For the purposes of the foregoing, ownership, directly or indirectly, of 20% or more of the voting stock or other equity interest shall be presumed to constitute Control, unless proven otherwise.

“Copyrights” means all copyrights, copyright applications and copyright registrations, in both published works and unpublished works.

“Default” means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration or a right to receive damages or a payment of penalties.

“Disclosure Schedule” means, collectively, the Company Disclosure Schedule and the Shareholder Disclosure Schedule.

“Effective Date” is defined in the Registration Rights Agreement.

“Employee Benefit Plan” is defined in Section 19.1 of Exhibit C-1 attached hereto.

“Employees” is defined in Section 18 of Exhibit C-1 attached hereto.

“Encumbrances” means any encumbrance, claim, lien, charge, mortgage, security interest, equity, option, pledge, restriction on transferability (including, without limitation, any voting agreements, voting trusts, restrictions on voting rights or rights of disposition), defect of title or other claims or third party rights of whatever nature on any property or property interest.

“Environmental Condition” means any condition or circumstance, including the presence of Hazardous Substances, whether created by the Company or any third party, at or relating to any property or premises of the Company that did, does or may reasonably be expected to (A) require abatement or correction under an Environmental Law, (B) give rise to any civil or criminal liability on the part of the Company under an Environmental Law, or (C) create a public or private nuisance.

“Environmental Law” means all Laws and Orders relating to pollution or protection of human health, public safety or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) as they currently exist, including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or Hazardous Substances or wastes into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Bank of New York, in its capacity as escrow agent pursuant to the terms and conditions of the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement in the form of Exhibit F hereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Statements” means, collectively, the Korean Financial Statements and the U.S. Financial Statements.

“Governmental Entity” means any federal, national, provincial, state, local or foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, arbitrator or other judicial body.

“Governmental Permits” means governmental permits, licenses, franchises, registrations, releases, certificates of authority, orders, consents, rights, privileges, approvals and other authorizations of, and filings, applications, and registrations with all Governmental Entities, including any renewals thereof or any pending applications therefor.

“Hazardous Substances” means (i) any toxic or hazardous gaseous, liquid or solid material or waste that may or could pose a hazard to the environment or human health or safety and (ii) any regulated substance or waste under any Laws or court Orders that have been enacted, promulgated or issued by any Governmental Entity concerning protection of the environment.

“Immaterial Lease” is defined in Section 13 of Exhibit C-1 attached hereto.

“Indemnitee” is defined in Section 4.1 of Exhibit E attached hereto.

“Indemnitor” is defined in Section 4.1 of Exhibit E attached hereto.

“Intellectual Property” means any Copyrights, Patents, Trademarks, Trade Secrets, service marks, service names, domain names, brand names, trade names, logos, slogans, proprietary rights, technology rights and licenses, franchises, inventions licenses and other intellectual property and intellectual property rights whether established under the laws of any state of the United States or otherwise.

“Indemnification Claim” is defined in Section 2.3 of Exhibit E attached hereto.

“Inventory” means all inventory, including raw materials, supplies, work in process and finished goods.

“Knowledge” means (i) in the case of the Company, the actual knowledge, upon reasonable investigation, of the registered directors, Jae Woo Chung, Yong Soo Huh and Jung Keun Yoon; and (ii) in the case of Buyer, the actual knowledge, upon reasonable investigation, of Jonathan Hsu and Mark Moran; provided, however, that in no event shall “reasonable investigation” include any investigation of public records or other inquiry directed to any third Person other than the directors, employees, attorneys, accountants and other advisors and representatives of a Person.

“Korean Financial Statements” is defined in Section 4.1 of Exhibit C-1 attached hereto.

“Korean GAAP” means generally accepted accounting principles in the Republic of Korea, consistently applied during the periods involved.

“Law” means any statute, law, ordinance, regulation, order or rule of any Governmental Entity or body or of any other type of regulatory body, including those covering environmental, energy, safety, health, transportation, bribery, record-keeping, zoning, anti-discrimination, antitrust, wage and hour, and price and wage control matters.

“Liability” means any direct or indirect liability, indebtedness, obligation, claim, loss, damage, deficiency, guaranty or endorsement, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

“Litigation” means any lawsuit, action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry.

“Lock-Up Restrictions” means the restrictions regarding the resale by the Selling Shareholders of shares of Buyer Common Stock acquired hereunder as set forth on Exhibit B hereto.

“Losses” is defined in Section 2.1 of Exhibit E attached hereto.

“Material Adverse Effect” means (i) with respect to the Company, any material adverse effect on the business, properties, assets, operations, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or on the Company’s ability to consummate the transactions contemplated hereby or to enter into the agreements and instruments to be entered into in connection herewith, or on the authority or ability of the Company to perform its obligations under the Transaction Documents, in each case other than any such change attributable to or resulting from (w) any adverse change in general economic conditions or in general conditions affecting Persons in the internet advertising industry, (x) any acts of war or terrorism, (y) any outbreak or spread of disease, including so-called severe acute respiratory syndrome or SARS or (z) any act or omission of the Selling

Shareholders or the Company taken or not taken with the prior consent or at the request of Buyer; or (ii) with respect to Buyer, any material adverse effect on the business, properties, assets, operations, results of operations or condition (financial or otherwise) of Buyer and its Subsidiaries, taken as a whole, or on Buyer’s ability to consummate the transactions contemplated hereby or to enter into the agreements and instruments to be entered into in connection herewith, or on the authority or ability of Buyer to perform its obligations under the Transaction Documents, in each case other than any such change attributable to or resulting from (w) any adverse change in general economic conditions or in general conditions affecting Persons in the internet advertising industry, (x) any acts of war or terrorism, (y) any outbreak or spread of disease, including so-called severe acute respiratory syndrome or SARS or (z) any act or omission of Buyer taken or not taken with the prior consent or at the request of the Selling Shareholders or the Company.

“Minor Contract” means any Contract that is terminable by a party on not more than 30 days’ notice without any Liability and any Contract under which the obligation of a party (fulfilled and to be fulfilled) involves an amount of less than $25,000.

“NASD” means the National Association of Securities Dealers, Inc.

“NASDAQ” means The NASDAQ SmallCap Market.

“Non-Real Estate Lease” is defined in Section 13 of Exhibit C-1 attached hereto.

“Order” means any order, writ, judgment, decree, injunction, ruling or similar action of any Governmental Entity that is directed to and binding on any person or its property under applicable Law.

“Ordinary course” or “ordinary course of business” means the ordinary course of business that is consistent with past practices.

“Patents” means all patents, patent applications, and inventions and discoveries that may be patentable.

“Person” means a natural person, partnership, corporation, limited liability company, proprietorship, association, trust, business trust, joint stock company, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Permitted Liens” means (i) liens for current taxes not yet due; and (ii) other liens imposed by Law (such as materialmen’s, mechanics’, carriers’, worker’s and repairman’s liens), if any, arising in the ordinary course of business; provided that such liens do not interfere with the use of the Assets as currently used or otherwise adversely affect the Assets or the Business; and (iii) other Encumbrances, if any, expressly disclosed in this Agreement.

“Prime Rate” means the prime lending rate as announced from time to time in The Wall Street Journal.

“Projections” is defined in Section 24 of Exhibit C-1 attached hereto.

“Pro Rata Amount” means, with respect to any Selling Shareholder, a fraction equal to the number of RMK Shares held by such Selling Shareholder divided by the number of RMK Shares held by all Selling Shareholders.

“Purchase Price” is defined in Section 2.1.

“Real Estate Leases” is defined in Section 11 of Exhibit C-1 attached hereto.

“Real Property” is defined in Section 11 of Exhibit C-1 attached hereto.

“Registration Rights Agreement” means the Registration Rights Agreement in the form of Exhibit G hereto.

“Registration Statement” is defined in the Registration Rights Agreement.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” is defined in Section 6.1 of Exhibit D attached hereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Group” is defined in Section 2.2 of Exhibit E attached hereto.

“Selling Shareholder Representatives” means any investment advisors, accountants, counsel, agents or other Persons who may act on behalf of Selling Shareholders.

“Shareholder Disclosure Schedule” means the disclosure schedule delivered to Buyer on the date hereof and attached hereto as Exhibit H-2, which shall be arranged in sections corresponding to the numbered and lettered sections contained in Exhibit C-2, and the disclosure in any such numbered and lettered section of the Shareholder Disclosure Schedule shall qualify the corresponding section in Exhibit C-2 and any other section in Exhibit C-2 with respect to which it is apparent that such disclosure, on its face, also relates.

“Shareholders’ Representative” is defined in Section 9.1.

“Tax” or “Taxes” means (i) all taxes, including, but not limited to, income (whether net or gross), excise, real or personal property, sales, transfer, gains, gross receipts, occupation, privilege, payroll, wage, employment, unemployment, workers’ compensation, social security, occupation, use, value added, capital, gross receipts, franchise, license, lease, service, severance, stamp, premium, windfall profits, environmental (including taxes under Code Sec. 59A), capital stock, profits, withholding, disability, registration, customs, duties, alternative or add-on minimum, estimated or other tax of any kind whatsoever (whether disputed or not) imposed by any Tax Authority, including any related charges, fees, interest, levies, penalties, additions to tax or other assessments imposed with respect thereto; and (ii) any liability of the Company for the payment of amounts of the type described in clause (i) as a result of any obligation of the Company under any tax sharing or tax indemnity agreement, provision or arrangement, whether formal or informal.

“Tax Authority” means any federal, national, foreign, state, municipal or other local government, or any subdivision, agency, commission or authority thereof, or any quasi-governmental body or other authority exercising any taxing or tax regulatory authority.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, estimate or declaration of estimated tax (including any related or supporting information) relating to or required to be filed with any Tax Authority in connection with the determination, assessment, collection, administration or payment of any Tax.

“Third Party Claim” is defined in Section 4.2 of Exhibit E attached hereto.

“Threshold Amount” is defined in Section 2.4 of Exhibit E attached hereto.

“Trademarks” means all trademarks, trademark registrations and trademark applications,

“Trade Secrets” means all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints, owned, used or licensed (as licensor or licensee) by the Company that derive independent economic value from not being generally known to the public and are the subject of reasonable efforts by the Company to maintain their secrecy.

“Trading Day” means any day on which the Buyer Common Stock is listed or quoted and traded on the NASDAQ or other exchange or quotation system (including the OTC Bulletin Board) on which the Buyer Common Stock is then listed or quoted.

“Transfer” means any attempt to, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, issue, pay as a dividend or redemption payment or otherwise transfer or dispose of, directly or indirectly, any of the Purchase Price Shares or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Purchase Price Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Purchase Price Shares, in cash or otherwise.

“Transaction Documents” means this Agreement, the Exhibits and Schedules hereto and each and every other instrument, document and agreement entered into in connection herewith and therewith or contemplated hereby or thereby, including, without limitation, the Escrow Agreement and the Registration Rights Agreement.

“Transactions” means the sale of the RMK Shares to Buyer, the issuance of the Buyer Common Stock to the Selling Shareholders and the other transactions contemplated by the Transaction Documents.

“U.S. Financial Statements” means the following financial statements of the Company:  (i) the audited balance sheet as of December 31, 2002 and the related audited statements of operations, shareholders’ equity and cash flows for the fiscal year ended December 31, 2002, which accounts shall have been audited in accordance with U.S. GAAP; and (ii) the audited balance sheet as of September 30, 2003 and the related statements of operations, shareholders’ equity and cash flows for the interim nine month period ending September 30, 2003, which accounts shall have been audited in accordance with U.S. GAAP.

“U.S. GAAP” means generally accepted accounting principles in the United States, consistently applied during the periods involved.

“Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the NASDAQ during the period beginning at 9:30:01 a.m., New York Time (or such other time as the NASDAQ announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as the NASDAQ publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security on any other national securities exchange or automated quotation system or in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).  If the Weighted Average Price

cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value.

1.2                               INTERPRETATION.

Unless the context clearly requires otherwise:

(a)     The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b)     When a reference is made in this Agreement to a section, subsection, exhibit or schedule, such reference shall be to a section, subsection, exhibit or schedule of this Agreement unless otherwise clearly indicated to the contrary.

(c)     Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(d)     The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(e)     The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(f)      A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(g)     A reference to “$,” “U.S.$,” “U.S. dollars” or “dollars,” shall mean the legal tender of the United States of America, and a reference to “KRW” shall mean the legal tender of the Republic of Korea.

(h)     A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(i)      Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under Korean GAAP.

(j)      This Agreement has been drafted and shall be interpreted in accordance with the English language.

(k)     The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(l)      The principles of interpretation set forth in this Section 1.2 shall apply equally to all Transaction Documents.

2.                                      CLOSING.

2.1                               PURCHASE AND SALE.

Subject to the terms and conditions contained in this Agreement and based on the representations, warranties, covenants and agreements set forth in this Agreement, at the Closing, each of the Selling Shareholders shall sell, transfer, assign and deliver to Buyer, and Buyer shall purchase from the Selling Shareholders, all of the RMK Shares owned by such Selling Shareholder, free and clear of all Encumbrances, for an aggregate purchase price (the “Purchase Price”) consisting of (i) US $4,950,575 (Four Million Nine Hundred Fifty Thousand Five Hundred Seventy Five United States Dollars) in cash (the “Cash Consideration”) and (ii) 10,632,106 shares of Buyer Common Stock (the “Stock Consideration”), determined by dividing $15,841,838 by the average of the Weighted Average Price for the ten (10) Trading Days immediately preceding the date hereof.

2.2                               TIME AND PLACE OF CLOSING.

The closing of the sale and purchase of the RMK Shares (the “Closing”) shall occur upon the later of (i) December 24, 2003 and (ii) the second Trading Day following the satisfaction or waiver of the conditions set forth in Section 8, simultaneously at the offices of Buyer, 1250 Broadway, 28th Floor, New York, New York 10001 and at the offices of the Company, 11F Hyunjuk Building 832-41, Yuksam-Dong, Kangnam-Ku, Seoul, Korea 135-080.

2.3                               CLOSING DATE CASH PAYMENTS BY BUYER.

On the Closing Date, Buyer shall pay the Cash Consideration to the Selling Shareholders, by wire transfer of immediately available funds to the account of Bae, Kim & Lee, counsel to the Selling Shareholders, at a bank in Seoul, Korea.  The Selling Shareholders shall provide Buyer with wiring instructions for such wire transfer at least two (2) days prior to the Closing Date.

2.4                               CLOSING DATE STOCK PAYMENTS BY BUYER.

Buyer shall issue the Stock Consideration, in certificated legended shares, as follows:  (i) 8,505,684 shares of Buyer Common Stock, determined by subtracting the Escrowed Shares (as defined below) from the Stock Consideration (the “Closing Date Stock Payment”), to the Selling Shareholders in the respective amounts set forth opposite the names of the Selling Shareholders under the heading “Closing Date Stock Payment” on Exhibit A; and (ii) 2,126,422 shares of Buyer Common Stock (the “Escrowed Shares”), determined by dividing $3,168,368 by the average of the Weighted Average Price for the ten (10) Trading Days immediately preceding the date hereof, registered in the names of the Selling Shareholders in the respective amounts set forth opposite the names of the Selling Shareholders under the heading “Escrowed Shares” on Exhibit A and delivered to the Escrow Agent, to be held pursuant to the Escrow Agreement.

2.5                               ADDITIONAL STOCK PAYMENT.

In the event that the average of the Weighted Average Price for the ten (10)  Trading Days immediately preceding the Effective Date (as defined in the Registration Rights Agreement) is less than $1.49 (which represents the average of the Weighted Average Price for the ten (10) Trading Days immediately preceding the date hereof), Buyer shall issue to the Selling Shareholders, in certificated legended shares, an additional number of shares of Buyer Common Stock equal to the difference between (A) $3,960,460 divided by (i) the average of the Weighted Average Price for the ten (10) Trading Days immediately preceding the Effective Date, and (B) 25% of the number of shares of Buyer Common Stock comprising the Stock Consideration (the “Additional Stock Payment”); provided, however, that the maximum number of shares of Buyer Common Stock issuable as an Additional Stock Payment pursuant to this Section 2.5 shall be equal to 642,356.  Any additional shares of Buyer Common Stock required to be issued pursuant to this Section 2.5 shall be issued to the Selling Shareholders, based upon their Pro Rata Amount, on the tenth Trading Day following the Effective Date.

2.6                               CLOSING DELIVERIES BY SELLING SHAREHOLDERS.

Each Selling Shareholder has delivered, or caused to be delivered, to Buyer certificates representing the RMK Shares being sold by such Selling Shareholder accompanied by stock powers, in the form of Exhibit K attached hereto, duly executed in blank, in proper form for transfer.  The Selling Shareholders shall cause the Company’s shareholder registry to list Buyer as the owner of all the RMK Shares.

2.7                               OTHER ITEMS TO BE DELIVERED AT CLOSING.

At the Closing, Buyer shall deliver to the Selling Shareholders each of the items listed in Section 5 below, and each Selling Shareholder shall deliver to Buyer each of the items listed in Section 6 below.

3.                                      REPRESENTATIONS AND WARRANTIES

3.1                               REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company hereby represents and warrants to Buyer that each of the representations and warranties set forth in Exhibit C-1 are true and correct in all respects as of the date hereof, with the same force and effect as if such representations and warranties were incorporated in their entirety herein.

3.2                               REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDERS.

Each of the Selling Shareholders, individually with respect to itself and no other Person, severally and not jointly, represents and warrants to Buyer that each of the representations and warranties set forth in Exhibit C-2 attached hereto is true and correct in all respects as of the date hereof, with the same force and effect as if such representations and warranties were incorporated in their entirety herein.

3.3                               REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer hereby represents and warrants to each Selling Shareholder that each of the representations and warranties set forth in Exhibit D attached hereto is true and correct in all respects as of the date hereof, with the same force and effect as if such representations and warranties were incorporated in their entirety herein.

4.                                      COVENANTS.

4.1                               CONDUCT OF BUSINESS BY THE COMPANY.

During the period from the date of this Agreement and continuing until the Closing, the Company covenants and agrees that, unless Buyer or its designated Affiliate shall otherwise agree in writing (which approval shall not be unreasonably withheld or delayed) and unless otherwise expressly permitted hereunder, the Company shall conduct its Business, in the ordinary course of business and in a manner consistent with past practice; and the Company shall use commercially reasonable efforts to preserve substantially intact the business organization of the Company, to keep available the services of the present officers, employees and consultants of the Company and to preserve the present relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations.  By way of amplification and not limitation, during the period from the date of this Agreement and continuing until the Closing, the Company shall not, directly or indirectly, do or propose to do any of the following without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), unless otherwise expressly permitted hereunder.

(a)     amend or otherwise change the Company Charter Documents, or other organizational or constitutional documents of the Company;

(b)     issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible or exchangeable securities, or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or its Affiliates;

(c)     declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of the Company capital stock, (ii) split, combine or reclassify any of the Company capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any shares of the Company capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire any of its securities, or propose to do any of the foregoing, except for amendments contemplated in this Agreement;

(d)     except (i) as required by applicable Law, (ii) for year-end and stay bonuses to be paid prior to Closing in an amount not to exceed $50,000, (iii) pursuant to the terms of an agreement existing on the date hereof, or (iv) in the ordinary course of business in a manner consistent with past practice in an amount not to exceed $50,000, increase the compensation, bonus or other benefits payable or to become payable to any of the Company’s or its subsidiary’s officers, directors or employees, grant any severance or termination pay or rights to, or enter into any employment or severance agreement with, any of the Company’s officers, directors or employees, increase any benefits payable under existing severance or termination pay policies or employment agreements or establish, adopt, enter into or, except as required by Law, terminate or amend, any Employee Benefit Plan; or

(e)     take any action to change accounting policies, principles, methods or practices (including, without limitation, procedures with respect to reserves, revenue recognition, capitalization of development costs, payments of accounts payable and collection of accounts receivable).

4.2                               CONSENTS, APPROVALS; TAKING OF NECESSARY ACTION.

Each of the parties hereto will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it by a Governmental Entity with respect to the Agreement and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them in connection with the Agreement and the other transactions contemplated hereby.  Each of the parties hereto will take (or cause to be taken) all reasonable actions necessary to obtain (and will cooperate with each other in obtaining ) any waiver, order or approval of any Governmental Entity or other Person required to be obtained in connection with the Agreement and the other transactions contemplated hereby,

4.3                               EXISTING CONTRACTS AND OTHER LIABILITIES.

Each Selling Shareholder, effective as of the Closing, hereby consents to the cancellation of any Contract (other than an employment agreement) that such Selling Shareholder has with the Company, and all such Contracts are hereby terminated and void and of no further force or effect.  Each Selling Shareholder hereby fully and completely releases and discharges the Company and each of its pre-Closing Affiliates from any and all Liabilities which are due or may become due as a result of the execution, delivery or performance of the Transaction Documents, including the consummation of the Transactions.

4.4                               EXPENSES.

Each party hereto will bear its respective costs, fees and expenses (including legal and auditors’ fees) incurred in connection with the Transaction Documents and the transactions contemplated hereby and thereby.  In no event shall any costs, fees or expenses incurred by the Selling Shareholders in connection with the execution, delivery and performance of the Transaction Documents, including the consummation of the Transactions, be assumed or paid by the Company; provided, however, that the parties shall cause the Company to pay (i) the reasonable costs, fees and expenses of Bae, Kim & Lee for the translation of the Disclosure Schedules into the English language, in an amount not to exceed KRW 10,000,000, and (ii) the costs, fees and expenses of Samduk Accounting Corporation (a member firm of Nexia).

4.5                               TRANSFER OF BUSINESS.

Upon Closing, the Selling Shareholders shall, and shall cause the Company to, take such reasonable steps as may be necessary or appropriate, in the judgment of Buyer, so that Buyer shall be placed in actual control of the Company and its Business.

4.6          LOCK-UP RESTRICTIONS.

Each Selling Shareholder expressly acknowledges and agrees to be bound by the Lock-Up Restrictions set forth in Exhibit B hereto.

4.7          REGISTRATION RIGHTS AGREEMENT.

Each of the Selling Shareholders shall execute and deliver to Buyer, and Buyer shall execute and deliver to each Selling Shareholder, a counterpart of a Registration Rights Agreement substantially in the form set forth as Exhibit G hereto.

4.8          DISCLOSURE OF CERTAIN MATTERS.

Prior to Closing, the Company and each Selling Shareholder shall give Buyer prompt notice of any event or development that occurs and of which it becomes aware that (a) had it existed or been known on the date hereof would have been required to be disclosed by such party under this Agreement, or (b) would cause any of the representations and warranties of such Selling Shareholder or the Company contained herein to be inaccurate or otherwise misleading, except as contemplated by the terms hereof.  Prior to Closing, Buyer shall give the Company and each Selling Shareholder prompt notice of any event or development that occurs and of which it becomes aware that (a) had it existed or been known on the date hereof would have been required to be disclosed by Buyer under this Agreement, or (b) would cause any of the representations and warranties of Buyer contained herein to be inaccurate or otherwise misleading, except as contemplated by the terms hereof.

4.9          PUBLIC ANNOUNCEMENTS.

Buyer and the Company shall cooperate to simultaneously issue press releases in the United States of America and the Republic of Korea as soon as practicable after the date hereof.  Buyer shall issue a press release in the United States of America announcing this Agreement and the Transactions in such form as shall be required by Law or otherwise desirable to Buyer, subject to the consent of the Company and each Selling Shareholder expressly mentioned in such press release, such consent not to be unreasonably conditioned, withheld or delayed.  Seller shall issue a press release in the Republic of Korea announcing this Agreement and the Transactions in such form as shall be required by Law or otherwise desirable to the Company, subject to the consent of Buyer, such consent not to be unreasonably conditioned, withheld or delayed.  No Selling Shareholder may issue a press release or other announcement of this Agreement or the Transactions except as required by applicable Law or with the prior written consent of Buyer.  Except as provided herein, no party hereto shall make any press release or other public announcement with respect to the Transaction Documents or the Transactions, except as may be required by Law or with the prior consent of Buyer, in the case of the Company or any Selling Shareholder, or the consent of the Company, in the case of Buyer, all such consents not to be unreasonably conditioned, withheld or delayed.

4.10        CONFIDENTIALITY.

If the Transactions are not consummated, each party shall treat all information obtained in its investigation of another party or any Affiliate thereof, and not otherwise known to them or already in the public domain, as confidential and shall not use or otherwise disclose such information to any third party and shall return to such other party or Affiliate all copies made by it or its representatives of Confidential Information provided by such other party or Affiliate.  After the Closing, none of the Selling Shareholders shall, except to the extent previously publicly disclosed by Buyer, disclose any of the terms of the Transaction Documents and the transactions contemplated thereby to any Person other than the representatives of the Selling Shareholders.  Notwithstanding anything in Section 4.9 or in this Section 4.10 or in any other agreement between the parties hereto, each party to this Agreement (and its representatives) may disclose to any Person, without limitation of any kind, the Tax treatment and Tax structure of the Transactions contemplated hereby and all materials (including opinions or other Tax analyses) that are provided relating to such treatment or structure, except as reasonably required to comply with applicable securities laws.

4.11        SELLING SHAREHOLDER RELEASE.

(a)     Effective upon the Closing, each of the Selling Shareholders, for itself, its Affiliates, predecessors, successors, personal representatives and assigns (the “Releasors”), as the case may be, hereby irrevocably releases and forever discharges the Company and the Company’s past, present and future officers, directors, employees, agents, stockholders, partners, managers, successors, representatives, assigns and Affiliates (other than the Selling Shareholders) (the “Releasees”), as the case may be, from (i) any and all claims, liabilities, costs, expenses, rights, causes of action, suits, litigation, proceedings, arbitrations, demands, however arising, whether at law or equity, actual or contingent, known or unknown arising solely out of, or relating solely to, the Releasors ownership (direct or indirect) of any debt or equity interests in the Company (including, the RMK Shares) and (ii) any and all obligations, whether previously or now existing, which the Company may have to, or have incurred for the benefit or on behalf of, any Releasor, whether pursuant to Law, Contract, provision of the Company’s Charter Documents or otherwise, arising solely out of, or relating solely to, the Releasors’ ownership (direct or indirect) of any debt or equity interests in the Company (including, without limitation, the RMK Shares); provided, that this release shall not extend to claims or obligations arising out of, or relating to the Transaction Documents or the Transactions.

(b)     Each Selling Shareholder acknowledges and agrees that the consideration received by each of them for the execution and delivery of this Agreement, including the consideration received by each of them for the RMK Shares, was fully negotiated and bargained for and constitutes full and fair consideration for the agreements and releases by each of them set forth in this Agreement.

(c)     Each Selling Shareholder confirms that it has carefully read the provisions of this Section 4.11 and that it has reviewed such provisions with its respective attorneys and has consulted therewith regarding its rights and obligations hereunder, that it has had ample and sufficient opportunity to consider the terms of this Section 4.11 without duress or coercion.  Accordingly, each Selling Shareholder forever waives all rights to assert that the release contained in this Section 4.11 was the result of a mistake in law or in fact or to assert that any or all of the legal theories or factual assumptions used for negotiating purposes are for any reason inaccurate or inappropriate.

(d)     Each Selling Shareholder acknowledges that, in executing the release contained in this Section 4.11, they are not relying on any representations, warranties, assurances, statements, or other information of any kind provided or made by any of the released parties or their counsel.  Each Selling Shareholder is aware that they are releasing claims as to which they may be currently unaware and only later may come to learn, but are nevertheless willing to enter into this release.  It is the intention of each Selling Shareholder that, notwithstanding the possibility they discover or gain a more complete understanding of the facts, events or Law which, if presently known or fully understood, would have affected this release, this release shall be deemed to have fully, finally, and forever settled all claims released hereby.  The release in this Section 4.11 extends to claims and obligations that the Releasors do not know or suspect to exist in their favor, which, if known by such Releasor, would have materially affected its decision to enter into this release.  The releases herein given shall be, and remain in effect as, full and complete releases notwithstanding the discovery or existence of any additional or different claim or fact.

4.12        LEGENDS.

Each certificate representing shares of Buyer Common Stock issued hereunder shall be endorsed with a legend referencing such restrictions of such rules and regulations of the SEC and such contractual restrictions as Buyer deems reasonably appropriate and a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING SUCH SECURITIES, OR THE COMPANY RECEIVES

AN OPINION OF COUNSEL SATISFACTORY TO 24/7 REAL MEDIA, INC. THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN LOCK-UP PROVISIONS (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY) AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH SUCH LOCK-UP PROVISIONS.”

Each certificate representing shares of Buyer Common Stock issued hereunder shall also bear any legend required by any applicable state or foreign securities laws. Buyer need not register a transfer of such shares unless the conditions specified in the foregoing legends are satisfied. Buyer may also instruct its transfer agent not to register the transfer of any of the shares of Buyer Common Stock issued hereunder unless the conditions specified in the foregoing legend is satisfied.

4.13        REMOVAL OF LEGENDS AND TRANSFER RESTRICTIONS.

The legend relating to the Securities Act endorsed on a stock certificate pursuant to Section 4.12 of this Agreement and the stop transfer instructions with respect to the shares of Buyer Common Stock issued hereunder and represented by a certificate shall be removed and Buyer shall issue a certificate without such legend to the holder of such shares, if such shares are sold pursuant to the Registration Statement or Rule 144 or, in the event subsection (ii) below applies, are eligible to be sold and such holder provides to Buyer an opinion of counsel reasonably satisfactory to Buyer to the effect that (i) a public sale, transfer or assignment may be made without registration or (ii) such shares may be sold pursuant to Rule 144(k) of the Securities Act.

4.14        POST CLOSING ACCESS

Should it be necessary for a party’s reasonable purposes or to enable a party to comply with Law, the other parties shall, upon another party’s reasonable request, make available to the requesting party, its auditors and representatives, for copying, their records pertaining to Buyer and the Company, provided that all parties shall be generally available upon reasonable request to answer such questions and inquiries of another party as shall be necessary or appropriate to enable the requesting party to file any Tax Returns or to otherwise comply with Law.  The requesting party shall promptly reimburse the other parties for all reasonable costs and expenses incurred in complying with any such request.  Without limiting the generality of the foregoing, should it be necessary for Buyer’s corporate purpose or to enable Buyer to comply with Law, the Company shall cooperate fully with Buyer, its auditors and representatives, before and after the Closing, in preparing financial statements covering the operations of the Company as at and for any fiscal years or portions thereof ended not more than three (3) years before the Closing, in such form as may be appropriately audited at Buyer’s sole expense.

4.15        AUDITED FINANCIAL STATEMENTS.

Each of the parties hereto shall exercise commercially reasonable efforts to obtain as soon as reasonably practicable the U.S. Financial Statements, which accounts shall have been audited in accordance with U.S. GAAP, in each case to the extent required for Buyer to comply with applicable Law.

4.16        TAX COVENANTS.

(a)          Preparation and Filing of Tax Returns.  Buyer shall cause to be prepared and timely filed all Tax Returns of the Company required to be filed on or after the Closing Date.  Tax Returns relating to periods prior to the Closing Date shall be prepared and filed in a manner consistent with the prior practice of the Company, except as required by applicable Law or unless the Shareholders’ Representative shall provide prior written consent.

(b)          Tax Elections.  The Selling Shareholders acknowledge that Buyer intends to make an election under Section 338(g) of the Code (and any corresponding election under state and local law) (the “Section 338 Elections”) with respect to the purchase of the Company pursuant to this Agreement.

(c)          Cooperation and Exchange of Information.  As soon as practicable after the Closing Date, but not later than 30 days thereafter, the Selling Shareholders will cause to be delivered to Buyer all of the original books and records (including work papers) and Tax Returns of the Company relating to Taxes which are in the possession of the Selling Shareholders, their Affiliates (other than the Company) or their accountants or other advisors and not also in the possession of the Company.  At the Selling Shareholders’ reasonable request and at the Selling Shareholders’ expense, the Selling Shareholders shall be entitled to make copies of any and all books and records (including work papers) and Tax Returns delivered to Buyer.  The Selling Shareholders and Buyer agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and such other cooperation and assistance as is reasonably necessary to complete and file any Tax Return, respond to audits, make any determination under this Agreement (including the determination of the responsibility for the payment of Taxes under this Agreement), verify issues and negotiate settlements with Tax Authorities, or defend or prosecute any Tax claims.  The requesting party shall promptly reimburse the other party for all costs or expenses, reasonably incurred in complying with any request.

(d)          Contests.

(i)            If a claim shall be made by any Tax Authority that, if successful, would result in the indemnification of a party (the “Tax Indemnified Party”) under Section 3 of Exhibit E, the Tax Indemnified Party shall promptly notify the party (the “Tax Indemnifying Party”) obligated under Section 3 of Exhibit E to indemnify the Tax Indemnified Party in writing of such fact.  Failure to give timely notice of a matter which may give rise to an indemnification claim shall not affect the rights of the Tax Indemnified Party to collect such claim from the Tax Indemnifying Party so long as such failure to so notify does not materially and adversely affect the Tax Indemnifying Party’s ability to defend such claim against the Tax Authority.

(ii)           In the case of a claim or assessment with respect to Tax by a Tax Authority or in the case of a Tax audit or administrative or judicial proceeding (a “Contest”) that relates solely to a period ending prior to the Closing Date, Buyer shall have the right to control the conduct of such Contest in accordance with the provisions of Exhibit E.

4.17        FURTHER ASSURANCES.

At any time at or after the Closing, Buyer and the Selling Shareholders shall (and the Selling Shareholders at the Closing (or Buyer after the Closing) shall cause the Company to) promptly execute, acknowledge and deliver, or cause to be executed, acknowledged or delivered, such other assurances, instruments or documents, and will take or cause to be taken such other actions reasonably requested by Buyer or the Selling Shareholders, as the case may be, and necessary for Buyer or the Selling Shareholders, as the case may be, to satisfy its or their respective obligations hereunder or to obtain, protect and enjoy the benefits contemplated hereby, or as otherwise may be appropriate to carry out the transactions contemplated by this Agreement.

5.             CLOSING DELIVERIES OF BUYER.

On the Closing Date, Buyer shall deliver to the Selling Shareholders the following:

5.1          PURCHASE PRICE

Buyer shall deliver the Purchase Price, as provided under Section 2 hereof.

5.2          INTENTIONALLY OMITTED.

5.3          LEGAL OPINION.

Proskauer Rose LLP, legal counsel to Buyer, shall deliver an opinion to the Selling Shareholders, dated the Closing Date, in form and substance reasonably satisfactory to the Selling Shareholders.

5.4          CORPORATE EXISTENCE.

Buyer shall deliver all documents the Selling Shareholders reasonably requested relating to the corporate existence of Buyer and the authority of Buyer, all in form and substance reasonably satisfactory to the Selling Shareholders, including a certificate of status dated as of a date no more than five (5) Trading Days prior to the Closing Date issued by the Secretary of State of the State of Delaware to the effect that Buyer is legally existing and in good standing.

5.5          TRANSACTION DOCUMENTS.

Buyer shall execute each of the Transaction Documents to which it is a party and shall deliver the same to the Selling Shareholders, as applicable.

6.             CLOSING DELIVERIES OF THE COMPANY AND THE SELLING SHAREHOLDERS.

On the Closing Date, the Selling Shareholders shall deliver to Buyer the following:

6.1          RMK SHARE CERTIFICATES

Each Selling Shareholder shall deliver, and Buyer shall have received, certificates representing his, her or its RMK Shares, together with such instruments of transfer, assignment, conveyance and other instruments sufficient to convey, transfer and assign to Buyer all right, title and interest in such RMK Shares.

6.2          SHARE REGISTRY.

The Selling Shareholders shall deliver a copy of the Shareholder Registry of the Company, certified by the Korea Securities Depository, the registrar of the Company, issued as of the business day immediately preceding the Closing Date.

6.3          RESIGNATIONS.

All directors of the Company (each to the extent requested by Buyer prior to the date hereof) shall deliver to Buyer a resignation from such office or position.

6.4          LEGAL OPINIONS.

(a)        Opinion of U.S. Counsel to Company and Selling Shareholders.  Hershner, Hunter, Andrews, Neill and Smith LLP, U.S. legal counsel to the Company and the Selling Shareholders, shall deliver an opinion to Buyer, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer.

(b)       Opinion of Korean Counsel to Company and Selling Shareholders.  Bae Kim and Lee, Korean legal counsel to the Company and the Selling Shareholders, shall deliver an opinion, in the form of Exhibit J-2 hereto, to Buyer, dated the Closing Date.

6.5          EMPLOYMENT AGREEMENT.

Buyer and Jae Woo Chung shall enter into an employment agreement satisfactory to Buyer and such Selling Shareholder (the “Employment Agreement”).

6.6          TRANSACTION DOCUMENTS.

The Company and the Selling Shareholders shall execute each of the Transaction Documents to which he or it is a party and shall deliver the same to Buyer, as applicable.

6.7          CORPORATE EXISTENCE.

The Selling Shareholders shall deliver all documents Buyer reasonably requested relating to the corporate existence of the Company and the applicable Selling Shareholders and the authority of the Company and the Selling Shareholders, all in form and substance reasonably satisfactory to Buyer.

7.             INDEMNIFICATION.

(a)           Buyer and each of the Selling Shareholders expressly agree to the indemnification provisions contained in Exhibit E attached hereto.

(b)           At the Closing, Buyer and each of the Selling Shareholders shall enter into the Escrow Agreement in the form of Exhibit F attached hereto.

8.             CLOSING CONDITIONS.

8.1          CONDITIONS TO THE OBLIGATIONS OF EACH PARTY.

The respective obligations of each party to consummate the Transactions are subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)     No judgment, order, injunction, decree or ruling issued by any Governmental Entity restraining, enjoining or otherwise prohibiting the consummation of the Transactions shall have been issued and then be in effect (provided that the parties hereto shall use their commercial reasonable efforts to have any such judgment, order, injunction, decree or ruling vacated or lifted), nor shall there have been any Law enacted, enforced or deemed applicable to the Agreement which makes the consummation of the Transactions illegal.

(b)     All approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity required to consummate the Transactions shall have been filed, made or been obtained, including approval of the Stock Consideration for the purchase of the RMK shares by the Bank of Korea (the “BOK”), acceptance of the report relating to the Escrow Agreement and the indemnification provisions contained in Exhibit E by the BOK, and the acceptance of the foreign investment report by the Korean Ministry of Commerce, Industry and Energy (“MOCIE”).

8.2          ADDITIONAL CONDITIONS TO OBLIGATIONS OF BUYER.

The obligations of Buyer to consummate the Transactions are also subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions, any of which may be waived by Buyer in writing:

(a)     The representations and warranties of the Company contained in this Agreement shall be true in all material respects or, if subject to materiality, shall be true and correct in all respects, as of the date hereof and on and as of the Closing Date (or, to the extent such representations and warranties speak as of an earlier date, as of such earlier date), except for such failures to be true and correct that in the aggregate would not reasonably be expected to have a Material Adverse Effect, and Buyer shall have received a certificate signed on behalf of the Company by the President of the Company to such effect.

(b)     The representations and warranties of each Selling Shareholder contained in this Agreement shall be true in all material respects or, if subject to materiality, shall be true and correct in all respects, as of the date hereof and on and as of the Closing Date (or, to the extent such representations and warranties speak as of an earlier date, as of such earlier date), except for such failures to be true and correct that in the aggregate would not reasonably be expected to have a Material Adverse Effect, and Buyer shall have received a certificate signed by or on behalf of each Selling Shareholder to such effect;

(c)     The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Buyer shall have received a certificate signed on behalf of the Company by the President of the Company to such effect;

(d)     The Selling Shareholders shall have obtained and delivered to Buyer all requisite consents, including without limitation, the consent of any landlord, to the assignment of any Real Estate Lease or material Contract to be assumed by Buyer;

(e)     The Company shall have obtained the U.S. Financial Statements and executed a side letter, in the form of Exhibit L attached hereto, containing certain representations and warranties with respect to the U.S. Financial Statements, and shall have delivered all of the foregoing to Buyer;

(f)      The Company shall have delivered a side letter, in the form of Exhibit M attached hereto, containing certain provisions with respect to the Company’s Employee Stock Ownership Plan, to Buyer;

(g)     The Company shall have delivered a certificate, in the form of Exhibit N-1 attached hereto, certifying certain corporate documents of the Company, to Buyer; and

(h)     Each Selling Shareholder shall have delivered a fully completed and executed Appointment of Agent Agreement with Corporation Service Company (“CSC”), in the form of Exhibit O attached hereto.

8.3          ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE SELLING SHAREHOLDERS.

The obligation of the Company and the Selling Shareholders to consummate the Transactions is also subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived by the Company and the Selling Shareholders:

(a)     The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects or, if subject to materiality, shall be true and correct in all respects, as of the date hereof and on and as of the Closing Date (or, to the extent such representations and warranties speak as of an earlier date, as of such earlier date), except for such failures to be true and correct which in the aggregate would not reasonably be expected to result in a Material Adverse Effect and the Selling Shareholders shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer of Buyer to such effect;

(b)     Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Selling Shareholders shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer of Buyer to such effect;

(c)     Buyer shall have delivered a certificate, in the form of Exhibit N-2 attached hereto, certifying certain corporate documents of Buyer, to the Selling Shareholders; and

(d)     The Buyer Common Stock issued or to be issued to the Selling Shareholders shall be designated for quotation on the NASDAQ and shall not have been suspended by the SEC or NASDAQ from trading on such market.

9.                                      MISCELLANEOUS.

9.1                               SELLING SHAREHOLDERS’ AGENT

Buyer and the Selling Shareholders acknowledge that Yong Soo Huh has been appointed by the Selling Shareholders to act as the “Shareholders’ Representative” for purposes of giving and receiving notices pursuant to the Transaction Documents (other than notices relating to Buyer Group Indemnification Claims, including notice of claims under the Escrow Agreement and service of process or other notice of arbitration or judicial proceedings pursuant to Section 9.7) and that Buyer may rely upon any action taken by the Shareholders’ Representative in his capacity as the Shareholders’ Representative for all purposes of this Agreement and each of the other Transaction Documents, including, without limitation, any amendments to or waivers of this Agreement or any of the other Transaction Documents.  By signing this Agreement, Shareholders’ Representative hereby acknowledges that he has accepted appointment as Shareholders’ Representative.  The parties acknowledge that the Shareholders’ Representative has no obligation to exercise any authority granted to him; any decision to exercise such authority is within the absolute discretion of the Shareholders’ Representative.  The Selling Shareholders acknowledge that if, at any time following the Closing Date, the Shareholders’ Representative becomes an employee of Buyer, the Shareholders’ Representative may have an actual or apparent conflict of interest with one or more of the Selling Shareholders.  Buyer shall not be responsible or liable in any manner for any actions taken or omitted to be taken by the Shareholders’ Representative.  The Shareholders’ Representative may be removed, and a new Shareholders’ Representative designated, at any time and from time to time by the Selling Shareholders holding a majority of the RMK Shares on the date hereof, with the consent of Buyer, which consent shall not be unreasonably withheld.  Each Selling Shareholder ratifies and confirms and agrees to ratify and confirm any action taken by the Shareholders’ Representative on behalf of any Selling Shareholder pursuant to the Transaction Documents.  Each Selling Shareholder hereby agrees that the Shareholders’ Representative shall not be liable to such Selling Shareholder for any error of judgment, or for any act done or step taken or omitted by Shareholders’ Representative in good faith or for any mistake of fact or law or for any thing which Shareholders’ Representative may do or refrain from doing in connection with this Agreement or any other Transaction Document, except Shareholders’ Representative’s own bad faith, willful misconduct or gross negligence.  The Selling Shareholders hereby jointly and severally agree to reimburse and indemnify Shareholders’ Representative for, and to hold Shareholders’ Representative harmless from and against, any Loss arising out of or in connection with Shareholders’ Representative’s acceptance of, or the performance of Shareholders’ Representative’s duties and obligations under this Agreement or any other Transaction

Document, except for Losses caused by the bad faith, willful misconduct or gross negligence of Shareholders’ Representative.

9.2                               ASSIGNMENT

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto.  Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by either party hereto by operation of law or otherwise without the prior written consent of the other party; provided, that Buyer, in its sole discretion, may assign all or any portion of its rights, interests and obligations hereunder to any Affiliate of Buyer, provided that (a) such assignee assumes and agrees in writing with the Selling Shareholders to perform all of Buyer’s obligations hereunder; and (b) no such assignment shall relieve Buyer of any of its obligations hereunder.  Without limiting the foregoing, Buyer may assign the right to purchase the RMK Shares to a wholly-owned subsidiary.  Upon any such assignment, references to “Buyer” shall include such assignee.  This Agreement shall be binding upon and inure to the benefit of successors and assigns of the parties hereto.

9.3                               COMPLETE AGREEMENT.

This Agreement, including the Appendices, Exhibits and Schedules hereto, sets forth the entire agreement and understanding of the parties hereto with respect to the subject matter of this Agreement and such Exhibits and Schedules, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties, whether oral or written, by any party hereto or by any director, officer, employee, agent, Affiliate or representative of any party hereto.

9.4                               MODIFICATIONS, AMENDMENTS AND WAIVERS.

At any time prior to the Closing the parties hereto may, by written agreement, modify, amend or supplement any term or provision of this Agreement.  The conditions to each party’s obligations to consummate the Transactions are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by Law in a writing signed by such party or by closing with actual knowledge that a condition to Closing has not been satisfied, provided, however, that any such waiver of a condition of Closing shall not be deemed a waiver of any other right or remedy of any party, including without limitation in respect of misrepresentations, breaches of warranty or covenant, or any right to indemnification.  No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

9.5                               NOTICES.

All notices, requests, claims, demands and other communications required or permitted under the Transaction Documents shall be in writing and shall be deemed to have been duly given when delivered in person, by commercial international express delivery service, or by facsimile transmission (confirmed by the sender by mail) to the respective parties as follows:

If to Buyer:

24/7 Real Media, Inc.
1250 Broadway, 28th Floor
New York, New York 10001
Attention:
Telephone:
Telecopy:

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP
1585 Broadway
New York, New York  10036
Attention:    Ronald R. Papa, Esq.
Telephone:  (212) 969-3325
Telecopy:    (212) 969-2900

and a copy (which shall not constitute notice) to:

Lee & Ko
POSCO Center Building
West Wing, 16th Floor
892, Daechi-4-dong, Kangnam-gu
Seoul 135-777, Korea
Attention:    Eunjai Lee, Esq.
Telephone:  +82 (2) 2191-4142
Telecopy:    +82 (2) 569-6333~5

If to a Selling Shareholder, to the address or facsimile number of such Selling Shareholder listed on Exhibit A,

with a copy to:

c/o Yong Soo Huh
Shareholders’ Representative
4th Fl., Chunshin Bldg.,
315-1, Yangjae 2-dong, Seocho-ku,

Seoul 137-132, Korea
Telephone:  822-3473-4988
Telecopy:  822-3473-6548

with a copy (which shall not constitute notice) to:

Hershner Hunter Andrews Neill & Smith, LLP
180 E. 11th Ave.

Eugene, OR 97401

Attention:  Norman J. LeCompte, Esq.
Telephone:  (541) 686-8511
Telecopy:    (541) 344-2025

and a copy (which shall not constitute notice) to:

Bae, Kim & Lee
Hankook Tire Building
647-15, Yoksam-dong, Kangnam-gu
Seoul 135-723, Korea

Attention:    Dongwoo Seo, Esq.
Telephone:  +82 (2) 3404-0129
Telecopy:    +82 (2) 3404-0804

or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).  Any notices shall be deemed given upon the earlier of the date when received, or the third day after the date when sent by commercial international express delivery service.

9.6                               SPECIFIC PERFORMANCE.

Each party hereto acknowledges that the other parties hereto will have no adequate remedy at law if such party fails to perform his or its obligation to consummate the transactions contemplated by this Agreement, including the sale of the RMK Shares to Buyer.  In such event, such other parties hereto shall have the right, in addition to any other rights they may have, to specific performance of this Agreement to the extent permissible under Law.

9.7                               GOVERNING LAW; ARBITRATION; VENUE; WAIVER OF JURY TRIAL.

This Agreement shall be governed by and construed under the Laws of the State of New York as applied to agreements among New York residents entered into and to be performed entirely within New York.

Any dispute, controversy or claim arising out of or relating to the Transactions or the Transaction Documents, including any question regarding the existence, validity or termination of any Transaction Document, the rights or interests thereunder of the parties thereto, or the breach or alleged breach thereof, whether arising prior to or after the Closing, shall be submitted to and finally resolved by arbitration under and in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (the “AAA”), before a panel of three arbitrators.  One of the arbitrators shall be appointed by Buyer, one of the arbitrators shall be appointed by the Selling Shareholders, and the third arbitrator shall be appointed by the two party-appointed arbitrators.  If either Buyer or the Selling Shareholders fail to appoint an arbitrator, or the arbitrators fail jointly to appoint a third arbitrator, the AAA sitting in New York City will appoint such arbitrator.  The place of arbitration shall be the City, State and County of New York, in the United States of America.  The arbitration shall be conducted in English.  The arbitrators will apply the law chosen by the parties in the first paragraph of this Section 9.7.  The arbitration award shall be written in English.  The arbitration award shall be final and binding on the parties, and not subject to any appeal, and shall deal with the question of costs of arbitration and all matters related thereto.  The arbitrators shall be empowered to award equitable relief including injunctive relief and/or specific performance, as well as monetary relief.  The non-prevailing party will bear the costs of the arbitration and the prevailing party shall be entitled to recover from the non-prevailing party its reasonable attorneys fees and costs.  The arbitration award shall be enforceable in any federal, state or local court in the United States of America or in any court located in the Republic of Korea and the parties submit to the jurisdiction of such courts for the purpose of enforcing such award.  Judgment upon the arbitration award rendered may be entered in any such court, or application may be made to such court for a judicial recognition of the award or an order of enforcement thereof, as applicable.  Except as expressly permitted by this Section 9.7, none of the parties hereto, any members of the Buyer Group or any members of the Seller Group shall institute any Litigation against any other party in any court or other forum concerning any dispute arising out of or relating to the

Transaction Documents or the Transactions; provided, that a party may apply to any court of competent jurisdiction for injunctive relief.

The parties agree that valid and lawful service of process against them may be achieved by (i) in the case of the Selling Shareholders, personal service of process on CSC, registered agent for service of process for each Selling Shareholder, at the offices of CSC in New York, New York, with a copy of such service of process provided to each Selling Shareholder, Bae, Kim & Lee and Hershner Hunter Andrews Neill & Smith, LLP in a manner provided for in Section 9.5 hereof, (ii) in the case of the Company prior to Closing, by personal service or by commercial international delivery service to the Company with copies provided to Bae, Kim & Lee and Hershner Hunter Andrews Neill & Smith, LLP in a manner provided for in Section 9.5, and (iii) in the case of the Company after the Closing and Buyer, by personal service of process on Buyer, at the offices of Buyer set forth in Section 9.5 hereof, with a copy provided to Proskauer Rose LLP in a manner provided for in Section 9.5 hereof.  Any documents required to be provided to a Person pursuant to this paragraph shall be delivered to the address or facsimile number of such Person set forth in this Agreement pursuant to Section 9.5 hereof and the delivery of any such documents to such address or facsimile number shall be deemed to be correct and proper in all respects if so delivered in accordance with the provisions of Section 9.5.  The parties agree that, with respect to any process required by the Rules or any court, service of process in accordance with the provisions of this Section 9.7 shall constitute valid and lawful service of process against them, without necessity for service by any other means provided by the Rules or other statute or rule of court, and each party hereto irrevocably waives any objection it may have that service of process in such manner is improper or otherwise not valid.

Without limiting the foregoing, each of the parties hereto hereby knowingly, voluntarily, and intentionally waives any rights it may have to a trial by jury in respect of any claims arising out of, under or in connection with this agreement, any of the other transaction documents or any course of conduct, course of dealing, statements (whether oral or written) or actions of the parties hereto.

9.8                               DISPUTES.

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement and the other Transaction Documents, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief which such party may be entitled.

9.9                               TERMINATION.

This Agreement may be terminated and the Transactions contemplated hereby may be abandoned at any time prior to the Closing:  (i) by the mutual written consent of Buyer and the Company; (ii) by either the Company or Buyer, if the Closing shall not have occurred prior to February 28, 2004 (the “Termination Date”), provided, however, that the right to terminate this Agreement under this Section 9.9 shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date; or (iii) by either the Company or Buyer, if any Governmental Entity (x) shall have issued an Order (which the parties shall have used their commercially reasonable efforts to resist, resolve or lift, as applicable) permanently restraining, enjoining or otherwise prohibiting the Transactions, and such Order shall have become final and nonappealable; or (y) shall have failed to issue an Order, and such denial of a request to issue such Order shall have become final and nonappealable (which Order the parties shall have used their commercially reasonable efforts to obtain); provided, however, that the right to terminate this Agreement under this Section 9.9(iii) shall not be available to any party whose failure to use such commercially reasonable efforts shall have been the cause of, or shall have resulted in, such action or inaction.  In the event of the termination and abandonment of this Agreement pursuant to this Section 9.9, this Agreement shall forthwith become null and void and no member of the Buyer Group or the Seller Group shall have any liability or further obligation under this Agreement to any other party hereto.  Nothing contained in this Section 9.9 shall relieve any party from any liability for any breach of this Agreement.

9.10                        SEVERABILITY.

The invalidity or unenforceability of any term, provision or covenant contained in this Agreement shall not affect the validity or enforceability of any other term, provision or covenant contained in this Agreement, which shall be deemed to be modified accordingly and shall remain in full force and effect.

9.11                        COUNTERPARTS; FACSIMILE SIGNATURES.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document.  This Agreement may be executed by facsimile signatures.

9.12                        PARTIES IN INTEREST.

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and their successors and assigns, and Indemnitees, and nothing in this Agreement, express or implied, is intended to confer upon any other Person (including without limitation any executive or employee of any of the Companies) any rights or remedies of any nature whatsoever under or by reason of this Agreement.

9.13                        DELAYS OR OMISSIONS.

It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by any other party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.  It is further agreed that any waiver, permit, consent or approval of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement, or any waiver on such party’s part of any provisions or conditions of the Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement, or otherwise afforded to any party, shall be cumulative and not alternative.

9.14                        REMEDIES.

The indemnification rights under Section 7 are independent of and in addition to such rights and remedies as the Parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished by Section 7; provided, however, that Buyer acknowledges that Section 7 shall be the exclusive remedy of the Buyer Group for any breach of the representations and warranties in Exhibit C-1 or Exhibit C-2 and for any breach of any other provision of this Agreement, except for fraud or intentional misrepresentation with intent to deceive.  Arbitration pursuant to Section 9.7 above shall be the sole remedy available to any member of the Buyer Group or the Seller Group.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

24/7 REAL MEDIA, INC.

By:	/s/ David J. Moore
Name: David J. Moore
Title: Chairman and Chief Executive Officer

REAL MEDIA, INC.

By:	/s/ David J. Moore
Name: David J. Moore
Title: Chairman and Chief Executive Officer

Accepted and agreed as of the date first above

written, by the Company named below:

REAL MEDIA KOREA CO., LTD.

By:	/s/ Jae Woo Chung
Name: Jae Woo Chung
Title: Representative Director

Accepted and agreed as of the date first above

written, by the Selling Shareholders named below:

By:	/s/ Jae Woo Chung	By:	/s/ Yong Soo Huh
	Jae Woo Chung		Yong Soo Huh

By:	/s/ Jee Yeon Kang	By:	/s/ Yeon Kyong Kim
	Jee Yeon Kang		Yeon Kyong Kim

By:	/s/ Woong Yeul Lee	By:	/s/ Young Sam Chung
	Woong Yeul Lee		Young Sam Chung

By:	/s/ Joon Hyuk Wee	By:	/s/ Jung Keun Yoon
	Joon Hyuk Wee		Jung Keun Yoon

By:	/s/ Jae Sung Lee	By:	/s/ Hyoung Mi Choi
	Jae Sung Lee		Hyoung Mi Choi

KTB Network Co., Ltd.		KTB Investment Fund No. 5

By:	/s/ Hansup Kim	By:	/s/ Hansup Kim
	Name: Hansup Kim		Name: Hansup Kim
	Title: Representative Director		Title: Representative Director